ICO, Inc. Announces Financial Results for
First Quarter Ended December 31, 2007

HOUSTON, TEXAS, February 7, 2008 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the quarter ended December 31, 2007.

First Quarter Highlights

•	Revenues of $110.9 million, an increase of $24.6 million or 29% from the prior year
•	Volume growth of 8% compared to the first quarter of fiscal 2007
•	Operating income of $6.5 million, up 51% year-over-year
•	Income per share from continuing operations of $.13
•	Outlook remains positive

First Quarter 2008 vs. First Quarter 2007

Revenues were $110.9 million for the three months ended December 31, 2007, an increase of $24.6 million or 29% compared to the same quarter of the prior year.  The increase in revenues was due to growth in volumes, changes in product mix and prices and the translation effect of stronger foreign currencies as compared to the U.S. Dollar.  Volumes grew 8%, which increased revenues by $8.8 million.  Higher average resin prices and a change in product mix at our Bayshore Industrial location increased revenues by $8.5 million.  The translation effect of the stronger foreign currencies increased revenues by $7.3 million.

Gross profit increased $4.6 million or 32% to $19.1 million.  This was a result of the increase in revenues, an increase in gross margins and the translation effect of the stronger foreign currencies.  Operating income improved $2.2 million or 51% to $6.5 million as a result of the improved gross profit partially offset by an increase in sales, general and administrative expenses (“SG&A”).  SG&A increased as a result of higher compensation costs, stronger foreign currencies and an increase in external professional fees.  The quarter also included $0.2 million of expenses included in impairment, restructuring and other costs that related to costs incurred as a result of the July 2007 fire at our New Jersey facility.  Interest expense was also higher due to higher average debt levels in part due to the redemption of 85% of the Company’s $6.75 convertible exchangeable preferred stock (“Preferred Stock”) in the first quarter of fiscal 2007.  Net income increased $1.0 million or 39% to $3.5 million, or $.13 per fully diluted share as a result of the increase in operating income.

First Quarter 2008 vs. Fourth Quarter 2007

Revenues decreased compared to the fourth quarter of fiscal 2007 by $12.7 million or 10%.  This was a result of lower volumes sold which decreased revenues by $15.9 million partially offset by the translation effect of stronger foreign currencies compared to the U.S. Dollar.  The decline in volumes was in part due to the typical seasonality of the first quarter as well as a slowdown during the quarter in the Australian water tank market.

Gross profit declined $2.3 million or 11% as a result of the revenue decrease, and SG&A increased $0.4 million or 4% primarily as a result of higher external professional fees.  In the fourth quarter of fiscal 2007, the Company recorded a net gain in impairment, restructuring and other costs (income) due to recording insurance proceeds related to the fire at our New Jersey facility while in the first quarter of fiscal 2008 the Company recorded expenses of $0.2 million.  These items led to a decrease in operating income of $3.2 million or 33%.

“As expected, we experienced our usual seasonal weakness of the first quarter,” stated A. John Knapp, Jr., the Company’s President and CEO, “but due to the growth we experienced in the last two fiscal years, our first quarter fiscal 2008 operating income exceeded the operating income of the first quarter of the previous year by 51%.  Our European and Bayshore Industrial business segments led the way to this increase.  Thus far in the second quarter of fiscal 2008, we have indicators that demand will increase from the first quarter; and, we expect to see year-over-year revenue and operating income growth in our second quarter of fiscal 2008.”

Balance Sheet and Liquidity

During the first quarter of fiscal 2008, the Company’s remaining outstanding Preferred Stock was retired by the conversion by the holders of 44,380 shares of Preferred Stock into 486,321 shares of the Company’s Common Stock, and by the Company’s redemption of 2,001 shares of Preferred Stock for $0.2 million.  Continued earnings and stronger foreign currencies increased stockholders’ equity by $7.3 million during the first quarter, to $98.3 million as of December 31, 2007, a level that exceeds our equity position prior to the redemption of the Preferred Stock for $28.5 million in the first quarter of fiscal 2007.  Credit available to the Company under committed credit facilities was $52.3 million at December 31, 2007.  Capital expenditures were $2.5 million during the first quarter of fiscal 2008.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2008 first quarter results can be accessed at 10:00 a.m. Central Standard Time on Friday, February 8, 2008 at http://www.videonewswire.com/event.asp?id=45444, where the webcast replay will be accessible for ninety days.  The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of twelve months.  (Minimum requirements to listen to the broadcast are:  The Windows Media Player software, downloadable free from
http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-413-3238, passcode 20427572.  A replay of the conference call will be available by dialing 630-652-3044, passcode 20427572.

About ICO, Inc.

With 19 locations in 10 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Brad Leuschner at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, currency translation risks and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
 (Unaudited and in thousands, except per share data and percentages)

	Three Months Ended
	December 31,		September 30,
	2007	2006	2007
Product Sales	$101,188	$77,587	$113,901
Toll Services	9,677	8,674	9,658
Total Revenues	110,865	86,261	123,559
Cost of sales and services (exclusive of depreciation shown
separately below)	91,773	71,769	102,195
Gross Profit (1)	19,092	14,492	21,364
Selling, general and administrative expense	10,603	8,439	10,236
Depreciation and amortization	1,795	1,756	1,785
Impairment, restructuring and other costs (income)	198	-	(343)
Operating income	6,496	4,297	9,686
Other income (expense):
Interest expense, net	(1,023)	(664)	(926)
Other income (expense)	(133)	(255)	181
Income from continuing operations before income taxes	5,340	3,378	8,941
Provision for income taxes	1,814	818	2,893
Income from continuing operations	3,526	2,560	6,048
Loss from discontinued operations, net of income taxes	(16)	(36)	(65)
Net income	$3,510	$2,524	$5,983
Preferred Stock dividends	(1)	(308)	(82)
Net gain on redemption of Preferred Stock	-	6,023	-
Net income applicable to Common Stock	$3,509	$8,239	$5,901

Basic income from continuing operations per common share	$0.13	$0.32	$0.23
Basic net income per common share	$0.13	$0.32	$0.22

Diluted income from continuing operations per common share	$0.13	$0.09	$0.22
Diluted net income per common share	$0.13	$0.09	$0.21

Gross Margin (2)	17.2%	16.8%	17.3%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

 ICO, Inc.
Consolidated Balance Sheet
(Unaudited and in thousands, except share data and ratios)

	December 31,	September 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,874	$8,561
Trade receivables	79,569	95,142
Inventories	78,489	60,420
Deferred income taxes	1,382	1,778
Prepaid and other current assets	13,265	9,924
Total current assets	176,579	175,825

Property, plant and equipment, net	58,501	57,396
Goodwill	9,298	9,228
Other assets	3,521	3,768
Total assets	$247,899	$246,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$25,848	$16,133
Current portion of long-term debt	12,220	11,611
Accounts payable	55,446	66,906
Accrued salaries and wages	5,626	7,313
Other current liabilities	12,527	16,004
Total current liabilities	111,667	117,967

Long-term debt, net of current portion	29,993	29,605
Deferred income taxes	4,799	4,820
Other long-term liabilities	3,108	2,783
Total liabilities	149,567	155,175

Commitments and contingencies	-	-
Stockholders' equity:
Convertible exchangeable preferred stock	-	2
Undesignated preferred stock	-	-
Common stock	53,120	47,659
Additional paid-in capital	71,731	74,920
Accumulated other comprehensive income	6,926	5,416
Accumulated deficit	(33,445)	(36,955)
Total stockholders' equity	98,332	91,042
Total liabilities and stockholders' equity	$247,899	$246,217

OTHER BALANCE SHEET DATA
Working capital	$64,912	$57,858
Current ratio	1.6	1.5
Total debt	$68,061	$57,349
Debt-to-capitalization	40.9%	38.6%

ICO, Inc.
Supplemental Segment Information
 (Unaudited and in thousands, except percentages)

Revenues
Three Months Ended December 31:	2007	% of Total	2006	% of Total	Change	%
ICO Europe	$46,313	42%	$34,267	40%	$12,046	35%
ICO Asia Pacific	17,945	16%	15,613	18%	2,332	15%
ICO Polymers North America	10,331	9%	9,606	11%	725	8%
ICO Brazil	4,499	4%	2,895	3%	1,604	55%
Total ICO Polymers	79,088	71%	62,381	72%	16,707	27%
Bayshore Industrial	31,777	29%	23,880	28%	7,897	33%
Consolidated	$110,865	100%	$86,261	100%	$24,604	29%

Operating income (loss)
Three Months Ended December 31:	2007	2006	Change	%
ICO Europe	$2,998	$675	$2,323	344%
ICO Asia Pacific	862	718	144	20%
ICO Polymers North America	446	1,008	(562)	(56%)
ICO Brazil	137	77	60	78%
Total ICO Polymers	4,443	2,478	1,965	79%
Bayshore Industrial	3,928	3,290	638	19%
Total Operations	8,371	5,768	2,603	45%
Unallocated General Corporate Expense	(1,875)	(1,471)	(404)	27%
Consolidated	$6,496	$4,297	$2,199	51%

Operating income (loss) as a percentage of revenues	Three Months Ended
	December 31,
	2007	2006	Change
ICO Europe	6%	2%	4%
ICO Asia Pacific	5%	5%	0%
ICO Polymers North America	4%	10%	(6%)
ICO Brazil	3%	3%	0%
Total ICO Polymers	6%	4%	2%
Bayshore Industrial	12%	14%	(2%)
Consolidated	6%	5%	1%

ICO, Inc.
Supplemental Segment Information (cont'd.)
 (Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	December 31,		September 30,
	2007	% of Total	2007	% of Total	Change	%
ICO Europe	$46,313	42%	$45,957	37%	$356	1%
ICO Asia Pacific	17,945	16%	25,166	20%	(7,221)	(29%)
ICO Polymers North America	10,331	9%	9,891	8%	440	4%
ICO Brazil	4,499	4%	3,650	3%	849	23%
Total ICO Polymers	79,088	71%	84,664	68%	(5,576)	(7%)
Bayshore Industrial	31,777	29%	38,895	32%	(7,118)	(18%)
Consolidated	$110,865	100%	$123,559	100%	$(12,694)	(10%)

Operating income (loss)
	Three Months Ended
	December 31,	September 30,
	2007	2007	Change	%
ICO Europe	$2,998	$2,449	$549	22%
ICO Asia Pacific	862	1,753	(891)	(51%)
ICO Polymers North America	446	1,709	(1,263)	(74%)
ICO Brazil	137	34	103	303%
Total ICO Polymers	4,443	5,945	(1,502)	(25%)
Bayshore Industrial	3,928	5,716	(1,788)	(31%)
Total Operations	8,371	11,661	(3,290)	(28%)
Unallocated General Corporate Expense	(1,875)	(1,975)	100	(5%)
Consolidated	$6,496	$9,686	$(3,190)	(33%)

Operating income (loss) as a	Three Months Ended
percentage of revenues	December 31,	September 30,
	2007	2007	Change
ICO Europe	6%	5%	1%
ICO Asia Pacific	5%	7%	(2%)
ICO Polymers North America	4%	17%	(13%)
ICO Brazil	3%	1%	2%
Total ICO Polymers	6%	7%	(1%)
Bayshore Industrial	12%	15%	(3%)
Consolidated	6%	8%	(2%)